Exhibit 99.1

International Press Release
 July 6, 2004
 FOR IMMEDIATE RELEASE

Asia Pay announces the establishment of new Operations Center in Shenzhen

July 6, 2004 (Seattle, WA and Shenzhen, China) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) today announced that it has completed the set-up and commissioning of its new regional office and Operations Center in Shenzhen, China.

The primary focus of Asia Payments' development efforts is the rapidly growing Chinese credit card market. The new center positions Asia Payments for a more rapid development of its China prospects and will assist the company in providing services to Chinese customers at an earlier date.

In addition, the new Operations Center enables Asia Payments to better service customers across the Asian region and processing of two Asian contracts is expected to commence this month.

Matt Mecke, President and CEO of Asia Pay commented, "We are extremely pleased to have completed the development of our Operations Center and this will enable us to expedite our negotiations with several parties in China. It is an important step forward for Asia Payments."

About Asia Payment Systems, Inc.
 www.asia-pay.com
 Asia Pay is a Nevada incorporated company with offices in Seattle, WA, Hong Kong, and Shenzhen, China. Asia Pay is developing credit card processing networks that provide clearing services to Merchants, Oil Companies, and Financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and other retail cards. Systems, hardware and personnel are now in place to enable Asia Pay to commence delivering service to clients. In addition, the company is continuing to identify sources of additional financing to permit the start-up of nation-wide operations in the China market.

Contact:
Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel. +1-866-877-APAY
Fax +1-206-470-1150
ir@asia-pay.com